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Exhibit 21.1

LIST OF FX ALLIANCE INC. SUBSIDIARIES

Subsidiary	Jurisdiction of Incorporation or Organization
Domestic Subsidiaries:
FX Alliance, LLC	Delaware
FX Alliance Active Trading Inc.	Delaware
FX Alliance International, LLC	Delaware
Foreign Subsidiaries:
FX Alliance Holdings Limited	United Kingdom
FX Alliance Limited	United Kingdom
FX Alliance Active Trading (UK) Limited	United Kingdom
FXALL International (Mumbai) Private Limited	India

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  Exhibit 21.1
LIST OF FX ALLIANCE INC. SUBSIDIARIES